                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the use in this Registration Statement on Form N-1A of our reports dated November 22, 2000, relating to the financial statements and financial highlights of The Prudential Investment Portfolios, Inc. (consisting of Prudential Active Balanced Fund, Prudential Jennison Growth Fund and Prudential Jennison Equity Opportunity Fund), which appear in such Registration Statement. We also consent to the references to us under the headings "Investment Advisory and Other Services" and "Financial Highlights" in such Registration Statement.



PricewaterhouseCoopers LLP
New York, New York
December 7, 2000